AMENDMENT No. 3
                  TO THE TRANSFER AGENCY AND SERVICES AGREEMENT

         THIS AMENDMENT, dated as of 1/1/99 is made to the Transfer Agency and Services Agreement dated July 3, 1998 (the "Transfer Agent Agreement") between AETNA SERIES FUND, INC. (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group").

                                   WITNESSETH

         WHEREAS, Investor Services Group and the Fund desire to amend the Agreement to identify certain services provided by Investor Services Group in connection with various retirement plan products offered by the Fund.

         NOW THEREFORE, the Fund and Investor Services Group agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. Amendment No. 1 is deleted in its entirety.

2. Schedule A - Duties of Investor Services Group is hereby amended by adding the following new section:

         "Retirement Plans. In connection with individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA and ROTH individual retirement accounts (each hereinafter referred to as an "IRA" and, collectively, the "IRAs") within the meaning of
Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") and retirement plans within the meaning of Sections 403(b)(7) of the Code offered by the Fund (such IRAs and 403(b)(7) plans as amended from time to time being hereinafter sometimes referred to individually as a "Plan" and collectively as the "Plans") for which contributions of the Fund's shareholders (the "Participants") in the Plans are invested in shares of Portfolios of the Fund, Investor Services Group shall provide the following administrative services on behalf of the Fund and Aeltus Trust Company, the custodian for the Plans, in addition to those services described herein:

         (a) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

         (b)      Record method of distribution requested and/or made;

         (c)      Receive and process designation of the beneficiary forms;

         (d) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested and execute any such transfer of asset forms required by the prior custodian;

         (e) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to Participant/Beneficiary; and

         (f) Perform applicable federal withholding and send
Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

         Notwithstanding anything in the Agreement to the contrary, Investor Services Group hereby acknowledges that in addition to the Fund, the provisions of Articles 10, 11 and 12 of the Agreement shall apply to Aeltus Trust Company with respect to the services provided by Investor Services Group under this "Retirement Plans" section of this Schedule A - Duties of Investor Services Group.

         This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

AETNA SERIES FUND, INC.

By:    /s/ Wayne F. Baltzer
           -----------------------------------------

Title:     Vice President
           -----------------------------------------


FIRST DATA INVESTOR SERVICES
GROUP, INC.

By:    /s/ Jylanne Dunne
           -----------------------------------------

Title:     Senior Vice President
           -----------------------------------------